Exhibit 99.1

FRED’S REPORTS SECOND QUARTER 2018 RESULTS

MEMPHIS, Tenn. (September 13, 2018) – Fred’s, Inc. (NASDAQ: FRED) reported financial results for the second quarter and six months ended August 4, 2018.

Second Quarter Fiscal 2018 vs. Second Quarter Fiscal 2017

●	Net sales down 4.3% to $419.7 million in Q2 2018 versus $438.5 million in Q2 2017.

●	Comparable store sales decreased 3.5% in Q2 2018 versus a 3.0% decline in Q2 2017.

●	Gross profit decreased to $100.5 million in Q2 2018 versus $122.7 million in Q2 2017.

●	Gross margin as a percentage of sales decreased 410 basis points to 23.9% in Q2 2018 versus 28.0% in Q2 2017.

●	Selling, general, and administrative expenses were $121.9 million in the second quarter of 2018 compared to $150.4 million in Q2 2017.

●	Selling, general, and administrative expenses, adjusted for non-recurring items, were $119.4 million in Q2 2018, or 28.5% of sales compared to $131.7 million in Q2 2017 or 30.0% of sales.

●	Net loss from continuing operations was $22.9 million, or $(0.62) per share in Q2 2018, compared to a loss of $28.9 million, or $(0.77) per share in Q2 2017.

●	Adjusted EBITDA, a non-GAAP financial measure, was $(7.8) million in Q2 2018 compared to $2.0 million in Q2 2017.

Fred’s Interim CEO and CFO, Joe Anto, stated, “We are continuing to make progress against our two main goals of eliminating our debt balance and returning to profitability by Q4 of this year. While there is still much work to be done, we are moving in the right direction and are excited about the momentum we have at the Company.”

Mr. Anto added, “We recently announced an agreement with Walgreens Boots Alliance, Inc. (Nasdaq: WBA) to sell pharmacy prescription files associated with 185 Fred’s stores. This transaction should allow Fred’s to almost entirely reduce the balance on our ABL Facility, allowing us to focus on returning our remaining business to profitability. We expect to close this transaction over the course of Q4.”

Heath Freeman, Chairman of the Board, added: “We have made significant strides in recent months in right-sizing our cost structure and working towards reducing our debt. We remain confident that over the balance of 2018 we will be able to stabilize our revenues and improve our free cash flow, setting us up to enter 2019 with significant momentum.”

Second Quarter Fiscal 2018 Results

Fred’s net sales for the second quarter of fiscal 2018 decreased 4.3% to $419.7 million from $438.5 million in the second quarter last year. Comparable store sales for the quarter decreased 3.5% compared to a 3.0% decrease the second quarter of last year. Comparable store sales were down 6.1% for the front store and down 0.5% in the retail pharmacy. A significant reduction in circular marketing was the main driver of reduced comparable store sales in the front store for the quarter. During August, the Company reinstated marketing programs consistent with prior levels, which it expects will improve the trend seen in the front store during Q2.

Fred’s gross profit for the second quarter of 2018 decreased 18.2% to $100.5 million from $122.8 million in the prior year period. Gross profit percentage for the quarter decreased 405 basis points to 23.9% from 28.0% in the same quarter last year. Factors contributing to the decline in gross profit percentage were prescription rebates in 2017 that did not recur in 2018, an increase in direct and indirect remuneration fees in 2018, and a shift in sales mix. Fred’s recorded LIFO adjustments of $0.3 million in the second quarter of both 2018 and 2017.

Selling, general and administrative expenses (as a percentage of sales) for the second quarter, including depreciation and amortization, improved 524 basis points to 29.0% of sales from 34.3% of sales in the second quarter last year. Much of the improvement continued to be attributable to higher expense levels in the second quarter of 2017 that did not recur in the second quarter of 2018, including professional, legal and banking fees associated with the Rite Aid deal as well as lease liability charges and other expenses related to store closings.

Adjusted selling, general and administrative expenses, including depreciation and amortization, a non-GAAP financial measure that excludes non-recurring items, decreased to $119.4 million or 28.5% of sales in Q2 of 2018 compared to $131.7 million or 30.0% of sales in Q2 of 2017. Much of this decrease can be attributed to aggressive operating cost reduction initiatives in our pharmacies as well as in the front store side of the business, primarily on the personnel side. Another large component of the decrease is the ongoing reduction in corporate employee expenses. Overall, our headcount is down over 13% versus the second quarter of 2017 resulting in lower employee-related expenses.

For the second quarter of 2018, Fred’s recorded a net loss from continuing operations of approximately $22.9 million, or $(0.62) per share, compared to a net loss of $28.9 million, or $(0.77) per share, for the same period in 2017.

Adjusted EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization and non-recurring items from EBIT, was $(7.8) million compared to $2.0 million in the second quarter of 2017.

First Six Months Fiscal 2018 vs. First Six Months Fiscal 2017

●	Net sales down 5.1% to $856.8 million in the first six months of 2018 versus $902.7 million in the comparable 2017 period.

●	Comparable store sales decreased 3.7% in the first six months of 2018 versus a 3.6% decline in the first six months of 2017.

●	Gross profit decreased to $212.1 million in the 26 weeks ended August 4, 2018 versus $251.3 million in the 26 weeks ended July 29, 2017.

●	Gross margin as a percentage of sales decreased 300 basis points to 24.8% in the first six months of 2018 versus 27.8% in the first six months of 2017.

●	Selling, general, and administrative expenses were $251.6 million in the 26 weeks ended August 4, 2018 compared to $314.1 million for the same period in 2017.

●	Selling, general, and administrative expenses, adjusted for non-recurring items, were $245.2 million in the first half of 2018, or 28.6% of sales compared to $265.0 million in the first half of 2017 or 29.4% of sales.

●	Net loss from continuing operations was $42.8 million, or $(1.17) per share, in the first six months of 2018, compared to a loss of $66.7 million, or $(1.78) per share, in the first six months of 2017.

●	Adjusted EBITDA, a non-GAAP financial measure, was $(11.1) million for the 26 weeks ended August 4, 2018 compared to $8.1 million in for the 26 weeks ended July 29, 2017.

First Six Months Fiscal 2018 Results

Fred’s net sales for the first half of fiscal 2018 decreased 5.1% to $856.8 million from $902.7 million in the first half of fiscal 2017. Comparable store sales for the six month period decreased 3.7% compared to a 3.6% decrease the first six months of last year. Comparable store sales were down 5.1% for the front store and down 2.0% in the retail pharmacy.

Fred’s gross profit for the first six months of 2018 decreased 15.6% to $212.1 million from $251.3 million in the prior year period. Gross profit percentage for the six months decreased 300 basis points to 24.8% from 27.8% in the same period last year. Factors contributing to the decline in gross profit percentage were prescription rebates in 2017 that did not recur in 2018, an increase in direct and indirect remuneration fees in 2018, and a shift in sales mix. Fred’s recorded a LIFO reserve increase of $0.07 million in the first six months of 2018 compared with a LIFO reserve reduction of $1.3 million in the same period last year.

Selling, general and administrative expenses as a percentage of sales for the 26 weeks ended August 4, 2018, including depreciation and amortization, improved 540 basis points to 29.4% of sales from 34.8% of sales in the first 26 week of last year. Higher professional, legal and banking fees associated with the Rite Aid deal as well as lease liability charges and other expenses related to store closings in the first half of 2017 did not recur in the first half of 2018, resulting in these improvements.

Adjusted selling, general and administrative expenses, including depreciation and amortization, a non-GAAP financial measure that excludes non-recurring items, decreased to $245.2 million, or 28.6% of sales, in the first six months of 2018 compared to $265.0 million, or 29.4% of sales, in the first six months of 2017.

For the first half of 2018, Fred’s recorded a net loss from continuing operations of approximately $54.3 million, or $(1.17) per share, compared to a net loss of $66.0 million, or $(1.78) per share, in 2017.

Adjusted EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization and non-recurring items from EBIT, was $(11.1) million compared to $8.1 million in the first half of 2017.

Conference Call

Fred’s will hold a conference call today at 8:00 a.m. Eastern time to discuss its second quarter results.

Date: Thursday, September 13, 2018

Time: 8:00 a.m. Eastern time

Toll-free dial-in number: 1-877-407-4018

International dial-in number: 1-201-689-8471

Conference ID: 13680585

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at investors.fredsinc.com.

A replay of the conference call will be available after 11:00 a.m. Eastern time on the same day through September 28, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13680585

Non-GAAP Financial Measures

The Company’s management believes that the disclosure of Adjusted selling, general and administrative expenses including depreciation and amortization, Adjusted EBITDA and Free Cash Flow provides useful information to investors because the measures present an alternative and more relevant method for measuring the Company’s results of operations and financial condition, and, when viewed together with the Company’s GAAP results and the accompanying reconciliations, provides a more complete understanding of the factors and trends affecting the Company than the GAAP results alone.

Adjusted EBITDA is calculated as loss before interest and other income and expense, income tax benefit, depreciation and amortization, and non-recurring items. Non-recurring items includes discontinued operations, impairment, closed stores, professional fees, stock compensation, LIFO adjustments, and other. Adjusted selling, general and administrative expenses, including depreciation and amortization is calculated as selling, general and administrative expenses, including depreciation and amortization and excludes certain non-recurring items, such as closed stores, non-recurring professional fees, severance, and other non-recurring items. The exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted selling, general and administrative expenses, including depreciation and amortization, facilitates operating performance comparisons on a period-to-period basis and excludes items that Fred’s do not consider to be indicative of our core operating performance. Accordingly, Fred’s believes that Adjusted EBITDA and Adjusted selling, general and administrative expenses, including depreciation and amortization, provide useful information to investors and others in understanding and evaluating our operating results in the same manner as Fred’s management and board of directors. Additionally, Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use Adjusted EBITDA, along with other measures, to estimate the value of a company and to compare the operating performance of a company to others in its industry. A reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measure appears in the financial tables attached to this news release.

The company defines Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less expenditures for property, plant, and equipment, both of which are reported in our Condensed Consolidated Statement of Cash Flows. The Company believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparisons of liquidity with other companies within the industry, although the company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

About Fred’s Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 593 general merchandise stores of which 348 contain pharmacies, including 12 franchised locations. Fred’s stores offer frequently purchased items that address the everyday needs of its customers. This includes nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections. For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as “outlook,” “guidance,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to (i) the competitive nature of the industries in which we operate; (ii) the implementation of our strategic plan, and its impact on our sales, costs and operations; (iii) utilizing our existing and new stores and providing a pharmacy department presence in new and existing stores; (iv) our reliance on a single supplier of pharmaceutical products; (v) our pharmaceutical drug pricing; (vi) reimbursement rates and the terms of our agreements with pharmacy benefit management companies; (vii) our private brands; (viii) the seasonality of our business and the impact of adverse weather conditions; (ix) operational difficulties; (x) merchandise supply and pricing; (xi) consumer demand and product mix; (xii) delayed openings and operating new stores and distribution facilities; (xiii) our employees, including errors committed by our employees or litigation involving our employees; (xiv) risks relating to payment processing; (xv) our computer system, and the processes supported by our information technology infrastructure; (xvi) our ability to protect the personal information of our customers and employees; (xvii) cyber-attacks; (xviii) changes in governmental regulations; (xix) the outcome of legal proceedings, including claims of product liability; (xx) insurance costs; (xxi) tax assessments and unclaimed property audits; (xxii) current economic conditions; (xxiii) changes in third-party reimbursements; (xxiv) the terms of our existing and future indebtedness; (xxv) our acquisitions and the ability to effectively integrate businesses that we acquire; (xxvi) our ability to pay dividends; (xxvii) our ability to attract and retain talented executives; (xxviii) statements regarding the pending agreement pursuant to which Walgreens Boots Alliance will acquire pharmacy patient prescription files and related pharmacy inventory from us, the transactions contemplated thereby, the possible timing and effects thereof, and the ability of the parties to complete the transactions considering the various closing conditions to which such transactions are subject and (xxix) the factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Contact

Liolios

Sean McGowan or Cody Slach, 949-574-3860

FRED@liolios.com

FRED’S, INC.

Reconciliation of Unaudited Net Income to Adjusted EBITDA

A Non-GAAP Financial Measure

(In thousands)

	13 Weeks Ended		26 Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net loss	$(32,304)	$(29,517)	$(54,315)	$(65,978)
Interest expense	1,720	1,437	3,708	2,724
Income tax benefit	(229)	(150)	(425)	1,129
Operating loss / EBIT	(30,813)	(28,230)	(51,032)	(62,125)
Depreciation and amortization	9,813	10,665	19,842	21,543
EBITDA	(21,000)	(17,565)	(31,190)	(40,582)
Adjustments
Stock Compensation	1,025	1,129	2,248	1,129
LIFO Adjustement	276	(970)	(53)	(970)
Closing Stores	—	2,810	—	16,338
Professional Fees related to attempted Rite Aid acquisition	—	12,862	(909)	26,888
Professional Fees for speciality pharmacy discontinued operations	813	—	1,961	—
Professional Fees related to turnaround strategy	—	2,310	461	4,535
Activism Expenses	—	—	—	600
Executive and other Severance	1,711	852	4,835	852
Discontinued Operations	9,380	600	11,536	(709)
Adjusted EBITDA	$(7,795)	$2,028	$(11,111)	$8,081

FRED’S, INC.

Reconciliation of Unaudited Selling, General, and Administrative Expenses, Including
Depreciation and Amortization to Adjusted Selling, General, and Administrative Expenses,
Including Depreciation and Amortization

A Non-GAAP Financial Measure

(In thousands)

	13 Weeks Ended		26 Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017

Selling, general and administrative expenses, including depreciation and amortization	$121,899	$150,377	$251,568	$314,147

Closing Stores	—	4,307	—	17,835
Professional Fees related to attempted Rite Aid acquisition	—	12,862	(909)	29,113
Professional Fees related to turnaround strategy	—	701	461	701
Activism Expenses	—	—	—	600
Professional Fees for speciality pharmacy discontinued operations	813	—	1,961	—
Fixed Asset Impairment	—	—	—	—
Data Breach	—	—	—	—
Executive and other Severance	1,711	852	4,835	852

Adjusted selling, general, and administrative expenses, including depreciation and amortization	$119,375	$131,655	$245,220	$265,046

FRED’S, INC.
Free Cash Flow

A Non-GAAP Financial Measure

(In thousands)

	13 Weeks Ended		26 Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017

Net cash (used in) provided by operating activities	(6,929)	22,073	(15,847)	928
Less capital expenditures	(2,558)	(5,155)	(5,026)	(7,278)
Less acquisition of intangibles	—	—	—	(1,853)

Free cash flow	(9,487)	16,918	(20,873)	(8,203)

FRED’S, INC.

Unaudited Financial Highlights

(In thousands, except per share amounts)

	13 Weeks Ended			26 Weeks Ended
	August 4,	July 29,	Percent	August 4,	July 29,	Percent
	2018	2017	Change	2018	2017	Change
Net sales	$419,658	$438,527	-4.3%	$856,771	$902,699	-5.1%
Operating loss from continuing operations	(21,433)	(27,630)	22.4%	(39,496)	(62,834)	37.1%
Net loss from continuing operations	(22,924)	(28,917)	20.7%	(42,779)	(66,687)	35.9%
Net loss from discontinued operations	(9,380)	(600)	-1463.2%	(11,536)	709	1728.2%
Net loss per share from continuing operations, basic and diluted	(0.62)	(0.77)	19.5%	(1.17)	(1.78)	34.3%
Net loss per share from discontinued operations, basic and diluted	(0.26)	(0.02)	-1200.0%	(0.32)	0.02	1700.0%

Average shares outstanding:
Basic	36,687	37,461		36,586	37,408
Diluted	36,687	37,461		36,586	37,408

FRED’S, INC.

Unaudited Fiscal 2018 Second Quarter Results

(In thousands, except per share amounts)

	13 Weeks Ended	% of	13 Weeks Ended	% of
	August 4, 2018	Total	July 29, 2017	Total
Net sales	419,658	100.0%	438,527	100.0%
Cost of goods sold	319,193	76.1%	315,780	72.0%
Gross profit	100,465	23.9%	122,747	28.0%
Depreciation & amortization	9,813	2.3%	10,665	2.4%
Selling, general and administrative expenses	112,085	26.7%	139,712	31.9%
Operating loss from continuing operations	(21,433)	-5.2%	(27,630)	-6.2%
Interest expense, net	1,720	0.4%	1,437	0.3%
Loss from continuing operations before income taxes	(23,153)	-5.6%	(29,067)	-6.5%
Income tax benefit	(229)	-0.1%	(150)	0.0%
Net loss from continuing operations	(22,924)	-5.7%	(28,917)	-6.6%
Net loss from discontinued operations	(9,380)		(600)
Net loss	(32,304)		(29,517)

Net loss per share from continuing, basic and diluted	(0.62)		(0.77)

Net loss per share from discontinued, basic and diluted	(0.26)		(0.02)

Weighted average shares outstanding:
Basic	36,687		37,461
Diluted	36,687		37,461

FRED’S, INC.

Unaudited Fiscal 2018 To Date Results

(In thousands, except per share amounts)

	26 Weeks Ended	% of	26 Weeks Ended	% of
	August 4, 2018	Total	July 29, 2017	Total
Net sales	856,771	100.0%	902,699	100.0%
Cost of goods sold	644,699	75.2%	651,386	72.2%
Gross profit	212,072	24.8%	251,313	27.8%
Depreciation & amortization	19,842	2.3%	21,543	2.4%
Selling, general and administrative expenses	231,726	27.0%	292,604	32.4%
Operating loss from continuing operations	(39,496)	-4.6%	(62,834)	-6.9%
Interest expense, net	3,708	0.4%	2,724	0.3%
Loss from continuing operations before income taxes	(43,204)	-5.1%	(65,558)	-7.2%
Income tax benefit	(425)	0.0%	1,129	0.1%
Net loss from continuing operations	(42,779)	-5.2%	(66,687)	-7.4%
Net loss from discontinued operations	(11,536)		709
Net loss	(54,315)		(65,978)

Net loss per share from continuing, basic and diluted	(1.17)		(1.78)

Net loss per share from discontinued, basic and diluted	(0.32)		0.02

Weighted average shares outstanding:
Basic	36,586		37,408
Diluted	36,586		37,408

FRED’S, INC.

Unaudited Balance Sheet

(In thousands)

	August 4, 2018	February 3, 2018
ASSETS:
Cash and cash equivalents	$5,781	$6,573
Inventories	263,982	279,175
Receivables	36,085	37,720
Other non-trade receivables	29,207	31,500
Current assets held for sale	—	19,903
Prepaid expenses and other current assets	11,049	10,055
Total current assets	346,104	384,926
Property and equipment, net	107,927	115,466
Goodwill	—	—
Other intangible assets, net	46,187	54,888
Noncurrent assets held for sale	—	41,717
Other non-current assets	1508	568
Total assets	$501,726	$597,565

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable	$117,933	$129,213
Current portion of indebtedness	68	65
Accrued expenses and other	71,079	67,977
Current liabilities held for sale	—	26,572
Total current liabilities	189,080	223,827
Long-term portion of indebtedness	162,523	167,100
Deferred income taxes	—	—
Noncurrent liabilities held for sale	—	48
Other non-current liabilities	21,236	25,542
Total liabilities	372,839	416,517
Shareholders’ equity	128,887	181,048
Total liabilities and shareholders’ equity	$501,726	$597,565

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